================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              TREND MINING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Asher B. Edelman                     Todd J. Emmerman, Esq.
       c/o The Edelman Companies                c/o Rosenman & Colin LLP
            717 Fifth Avenue                       575 Madison Avenue
        New York, New York 10022                   New York, NY 10022

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 15, 2001
--------------------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |X|

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edelman Value Partners, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            933,875
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        933,875
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      933,875
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.03%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edelman Value Fund, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Britsh Virgin Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,158,225
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,158,225
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,158,225
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.24%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

---------------------------
CUSIP No.
---------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Wimbledon Edelman Select Opportunities Hedged Fund, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            192,500
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        192,500
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      192,500
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.04%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Asher B. Edelman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      PF,AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        900,000
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,918,000 (comprised of shares, warrants and options
  OWNED BY              owned by Edelman Value Partners, L.P., Edelman Value
    EACH                Fund, Ltd., LT II Partners, L.P., Edelman Family
  REPORTING             Partnership and Asher B. Edelman and Associates LLC)   -
   PERSON               -------------------------------------------------------
    WITH          9     SOLE DISPOSITIVE POWER

                        900,000                                                -
                        -------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        3,918,000 (comprised of shares, warrants and options owned by Edelman Value Partners, L.P., Edelman Value Fund, Ltd., LT II Partners, L.P., Edelman Family Partnership and Asher B. Edelman and Associates LLC)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,818,100 (comprised of shares, warrants and options owned by Asher B. Edelman, Edelman Value Partners, L.P., Edelman Value Fund, Ltd.,
      Wimbledon Edelman Select Opportunities Hedged Fund, Ltd., LT II
      Partners, L.P., Edelman Family Partnership and Asher B. Edelman and Associates LLC)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.94%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LT II Partners, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            926,000
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        926,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      926,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.99%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Wimbledon Fund, Ltd., Edelman Select Opportunities Hedged Class Shares
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            192,500 (comprised of shares, warrants and options
  OWNED BY              owned by Wimbledon Edelman Select Opportunities Hedged
    EACH                Fund, Ltd.)
  REPORTING             --------------------------------------------------------
   PERSON         9     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        192,500 (comprised of shares, warrants and options
                        owned by Wimbledon Edelman Select Opportunities Hedged Fund, Ltd.)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      192,500 (comprised of shares, warrants and options
      owned by Wimbledon Edelman Select Opportunities Hedged
      Fund, Ltd.)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.04%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Weston Capital Management LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            192,500 (comprised of shares, warrants and options
  OWNED BY              owned by Wimbledon Edelman Select Opportunities Hedged
    EACH                Fund, Ltd.)
  REPORTING             --------------------------------------------------------
   PERSON         9     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        192,500 (comprised of shares, warrants and options
                        owned by Wimbledon Edelman Select Opportunities Hedged Fund, Ltd.)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      192,500 (comprised of shares, warrants and options owned by Wimbledon Edelman Select Opportunities Hedged Fund, Ltd.)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.04%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Irving Garfinkel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      PF, AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        200,000 (comprised of shares held by Mr. Garfinkel,
                        personally, and as custodian of Christopher A. Edelman)
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               200,000 (comprised of shares held by Mr. Garfinkel,
    WITH                personally, and as custodian of Christopher A. Edelman)
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 (comprised of shares held by Mr. Garfinkel, personally, and as custodian of Christopher A. Edelman)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.08%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gerald Agranoff
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        100,000
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               100,000
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.54%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

--------------------------------
CUSIP No.:
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edelman Family Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            300,000
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        300,000
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      300,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.62%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------
CUSIP No.:
-------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Asher B. Edelman & Associates LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      NA
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Turks and Caicos
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES               2,684,225 (comprised of shares, warrants and options
BENEFICIALLY            owned by Edelman Value Fund, Ltd., LT II Partners, L.P.
  OWNED BY              and Asher B. Edelman and Associates LLC)
    EACH                --------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        2,684,225 (comprised of shares, warrants and options
                        owned by Edelman Value Fund, Ltd., LT II Partners, L.P.
                        and Asher B. Edelman and Associates LLC)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,684,225 (comprised of shares, warrants and options owned by Edelman Value Fund, Ltd., LT II Partners, L.P. and Asher B. Edelman and
      Associates LLC)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.45%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------
CUSIP No.
--------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      A.B. Edelman Management Company, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES               933,875 (comprised of shares, warrants and options
BENEFICIALLY            owned by Edelman Value Partners, L.P.)
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        933,875 (comprised of shares, warrants and options
                        owned by Edelman Value Partners, L.P.)
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      933,875 (comprised of shares, warrants and options owned by Edelman Value Partners, L.P.)
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES (See Instructions)                                              |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.03%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This Amendment No. 1 (the "Amendment") amends the Schedule 13D filed on February 13, 2001 ("Schedule 13D") on behalf of (i) Mr. Asher B. Edelman, (ii) Edelman Value Partners, L.P., a Delaware limited partnership ("Edelman Value Partners"),
(iii) Edelman Value Fund, Ltd., a British Islands corporation ("Edelman Value Fund") (iv) Asher B. Edelman and Associates LLC, a Turks and Caicos limited liability company ("Edelman Associates"), (v) Wimbledon Edelman Select Opportunities Hedged Fund, Ltd., a Bahamian corporation ("Wimbledon"), (vi) LT II Partners, L.P., a Delaware limited partnership ("LT II Partners"), (vii) Mr. Irving Garfinkel, an individual, (viii) Mr. Gerald Agranoff, an individual, (ix) Edelman Family Partnership, a Delaware partnership ("Edelman Family Partnership") (x) A.B. Edelman Management Company, Inc., a New York corporation ("Edelman Management"), (xi) Weston Capital Management LLC, a Connecticut limited liability company ("Weston") and (xii) Wimbledon Fund, Ltd., Edelman Select Opportunities Hedged Class Shares, a Bahamian corporation ("Select") (such entities and individuals are collectively referred to herein as the "Reporting Persons"), with respect to the common stock, no par value per share (the "Common Stock") of the of Trend Mining Company, a Montana corporation (the "Company"), including the shares of Common Stock issuable upon exercise of options and warrants to purchase shares of Common Stock. The principal office of the Company is 410 Sherman Avenue, Suite 209, Coeur d'Alene, Idaho 83814. In addition to the other amendments herein, this Amendment No. 1 is being filed to reflect the fact that Wimbledon, Select and Weston are no longer members of the reporting group for purposes of Schedule 13D. Capitalized terms contained herein which are not otherwise defined herein shall have the meanings ascribed to terms in the Schedule 13D.

Item 5. Interest in Securities of the Issuer

      The aggregate percentage of the outstanding shares of Common Stock reported owned by each Reporting Person is based upon 18,571,770 shares of Common Stock outstanding as reported in the Company's Form 10-QSB filed on May 21, 2001.

      As of the close of business on June 15, 2001:

  (a) (i) Mr. Edelman beneficially owned 4,818,100 shares of Common Stock of the Company, consisting of 2,946,000 shares of Common Stock and warrants and options to purchase 1,871,500 shares of Common Stock exercisable within [60] days hereof. Such shares of Common Stock constitute approximately 27.02% of the shares of Common Stock outstanding.

      (ii) Edelman Value Partners beneficially owned 933,875 shares of Common Stock consisting of 627,500 shares of Common Stock and warrants and options to purchase 306,375 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately 5.03% of the shares of Common Stock outstanding.

      (iii) Edelman Management beneficially owned 933,875 shares of Common Stock consisting of 627,700 shares of Common Stock and warrants and options to purchase 306,375 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately 5.03% of the shares of Common Stock outstanding.

      (iv) Edelman Value Fund beneficially owned 1,158,225 shares of Common Stock consisting of 693,100 shares of Common Stock and warrants and options to purchase 465,125 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately 6.24% of the shares of Common Stock outstanding.

      (v) Edelman Associates beneficially owned 2,684,225 shares of Common Stock consisting of 1,119,100 shares of Common Stock and warrants and options to purchase 1,565,125 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately
             14.45% of the shares of Common Stock outstanding.

      (vi) Wimbledon beneficially owned 192,500 shares of Common Stock consisting of 114,000 shares of Common Stock and warrants and options to purchase 78,500 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately 1.04% of the shares of Common Stock outstanding.

      (vii) LT II Partner beneficially owned 926,000 shares of Common Stock consisting of 426,000 shares of Common Stock and warrants and options to purchase 500,000 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately 4.99% of the shares of Common Stock outstanding.

      (viii) Edelman Family Partnership beneficially owned 300,000 shares of Common Stock consisting of 300,000 shares of Common Stock. Such shares of Common Stock constitute approximately 1.62% of the shares of Common Stock outstanding.

      (ix) Mr. Garfinkel beneficially owned 200,000 shares of Common Stock of the Company, consisting of 200,000 shares of Common Stock. Such shares of Common Stock constitute approximately 1.08% of the shares of Common Stock outstanding.

      (x) Mr. Agranoff beneficially owned 100,000 shares of Common Stock of the Company, consisting of 100,000 shares of Common Stock. Such shares of Common Stock constitute approximately 0.54% of the shares of Common Stock outstanding.

      (xi) Weston beneficially owned 192,500 shares of Common Stock consisting of 114,000 shares of Common Stock and warrants and options to purchase 78,500 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately 1.04% of the shares of Common Stock outstanding.

      (xii) Select beneficially owned 192,500 shares of Common Stock consisting of 114,000 shares of Common Stock and warrants and options to purchase 78,500 shares of Common Stock exercisable within 60 days hereof. Such shares of Common Stock constitute approximately (a) 1.04% of the shares of Common Stock outstanding.

      (i) The following transactions of the Company's securities were effectuated on the open market by such Reporting Person during the past 60 days:

                               Date of                     Purchase
           Entity              Purchase          Amount     Price
      --------------------------------------------------------------
      Edelman Value Fund        5/29/01           100       $0.92
      Edelman Value Fund        5/30/01           500       $0.93
      Edelman Value Fund        5/31/01           500       $0.092

      (ii) On June 15, 2001 Select transferred 10,500 shares of Common Stock owned by Wimbledon to Edelman Value Fund in exchange for an interest in Edelman Value Fund.

            (i) As of June 15, 2000, Wimbledon ceased to be a member of a "group" owning more than five percent of the outstanding Common Stock of the Company.

            (ii) As a June 15, 2000, Select ceased to be a member of a group owning more than five percent of the outstanding Common Stock of the Company.

            (iii) [As a June 15, 2000, Weston ceased to be a member of a group owning more than five percent of the outstanding Common Stock of the Company.]

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

June 15, 2001
-------------------------------
Date:

/s/ Sebastiano Andina
-------------------------------
Signature

Sebastiano Andina, as attorney-in-fact for each of Edelman Value Partners, L.P., Edelman Value Fund, Ltd., Wimbledon Edelman Select Opportunities Hedged Fund, Ltd., Weston Capital Management LLC, Wimbledon Fund, Ltd., Edelman Select Opportunities Hedged Class Shares, LT II Partners, L.P., Asher B. Edelman, Irving Garfinkel, Gerald Agranoff, Edelman Family Partnership, Asher B. Edelman & Associates LLC and A.B. Edelman Management Company, Inc.

            Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)